UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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AFFILIATED MANAGERS GROUP, INC.

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

This Supplement, including the press release attached as Appendix A (together, this “Supplement”), supplements and amends the original definitive proxy statement of Affiliated Managers Group, Inc. (“we”, “us”, “our”, “AMG” or the “Company”), dated April 28, 2020 (the “Proxy Statement”), for our Annual Meeting of Stockholders to be held on June 9, 2020 (the “Annual Meeting”).

Establishment of Co-Chairman Positions and Appointment of Patrick T. Ryan as Co-Chairman

On May 18, 2020, the Board of Directors of the Company appointed Mr. Patrick T. Ryan, a long-term independent Director and former Lead Independent Director, as independent Co-Chairman. In this role, Mr. Ryan will also chair the Nominating and Governance Committee. Mr. Sean M. Healey, the Company’s Executive Chairman and former Chief Executive Officer, was appointed Executive Co-Chairman. Mr. Ryan and Mr. Healey are both director nominees, expected to be elected at the Annual Meeting to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, as indicated in Proposal 1 – Election of Directors, which is described in the Proxy Statement.

The Company’s Chairman and Chief Executive Officer positions have been separated since 2018, when Mr. Healey became Executive Chairman. In establishing the Co-Chairman positions, the Board has taken a further step in the transition toward a single independent Chairman, demonstrating AMG’s active evolution of our corporate governance practices and responding to shareholder feedback on our Board structure.

The Co-Chairman positions will enable the Company’s President and Chief Executive Officer, Mr. Jay C. Horgen, to focus on the management of AMG, with the Co-Chairmen focused on Board oversight responsibilities and providing guidance on AMG’s strategic direction. The Co-Chairmen will coordinate the agenda and chair Board meetings, with the independent Co-Chairman also coordinating the agenda and leading executive sessions and meetings of the non-executive directors, and leading the Board of Directors’ annual self-assessment process and annual evaluation of the Chief Executive Officer. The independent Co-Chairman will serve as a key source of communication between the non-executive directors and management, and in ensuring the flow of appropriate information to and among the non-executive directors.

Mr. Ryan was appointed as Co-Chairman given his excellent qualifications, including his extensive executive management experience, particularly in previous chief executive officer roles at several public and private companies, as well as his current role as Chairman and Chief Executive Officer of Press Ganey Associates LLC. Given Mr. Ryan’s service to our Board of Directors for over a decade, including previously serving as Lead Director and service on all of the committees and as chair of several committees during his tenure, the Board of Directors believes that his extensive knowledge, and participation in the execution of the Company’s corporate strategy over the long term, along with his executive management experience outside of AMG, position him as an effective Co-Chairman.

In modifying Mr. Healey’s role, the Board has retained an experienced Chairman who has unparalleled knowledge of AMG’s business and operations and is a widely recognized leader in the asset management industry, and who continues to provide continuity in the execution of AMG’s business and strategy, as well as support for the senior management team.

Co-Chairmen Compensation

Consistent with the Compensation Committee’s philosophy that compensation should be directly linked to increases in stockholder value, and consistent with a change in role, the Compensation Committee determined that going forward, Mr. Healey will receive compensation aligned with that of the Company’s non-executive directors in the form of the same base annual director fee and annual equity awards and will no longer be eligible to receive annual performance-based cash or equity awards. The Compensation Committee also determined that the annual fee for serving as Co-Chairman will be $100,000, consistent with the annual fee for the now-retired Lead Independent Director position. Mr. Healey remains an executive of AMG.

Under our director compensation program, directors receive an annual fee and annual deferred equity awards, as well as additional fees for service on committees and for chairing committees. 100% of this compensation is in the form of equity awards with deferred vesting, including all annual and committee fees. The Board determined to compensate non-executive directors entirely in deferred equity awards in early 2020, to promote further alignment with stockholders and in response to shareholder feedback. The compensation of both Co-Chairmen will be consistent with this program.

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This Supplement does not provide all of the information that is important to your decisions with respect to voting on the proposals that are being presented to stockholders for their vote at the Annual Meeting. Additional information is contained in the Proxy Statement, which was previously made available to you or mailed to you, if you requested a hard copy. To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement amends and supersedes the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2020.

This Supplement, the Proxy Statement, the proxy card and our 2019 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, a copy of the Proxy Statement and the 2019 Annual Report on Form 10-K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401-6152, Attention: Investor Relations, and may be found on the Company’s website at www.amg.com.

Appendix A

Investor Relations: Media Relations:	Anjali Aggarwal Jonathan Freedman
(617) 747-3300 ir@amg.com
pr@amg.com

AMG Names Patrick T. Ryan as Co-Chairman of the Board of Directors

▶	Evolution of corporate governance structure through appointment of Mr. Ryan, independent Director, as Co-Chairman

▶	Sean M. Healey, Executive Chairman, will become Executive Co-Chairman

WEST PALM BEACH, May 18, 2020 – Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today announced the appointment of Patrick T. Ryan as Co-Chairman of the Board of Directors. Sean M. Healey, Executive Chairman, who was diagnosed with amyotrophic lateral sclerosis, or ALS, in 2018, will become Executive Co-Chairman, effective immediately.

A long-term independent Director, Mr. Ryan served as AMG’s Lead Independent Director from 2015 – 2019. Mr. Ryan also serves as Chairman and Chief Executive Officer of Press Ganey Associates LLC, a company specializing in healthcare performance improvement. Prior to joining Press Ganey as CEO in 2012, Mr. Ryan served as Chairman and Chief Executive Officer of The Broadlane Group and as Chief Executive Officer and a member of the Board of Directors of PolyMedica Corporation. Before joining PolyMedica, Mr. Ryan served as the Chairman and Chief Executive Officer of Physicians Dialysis, Inc., as a partner at Westways Ventures, and as CEO of other healthcare and diagnostic imaging services companies. Mr. Ryan currently serves on the Board of Directors of Sound Physicians.

“With decades of exceptional leadership experience as a chief executive and in chairing boards of public companies, alongside deep institutional knowledge across AMG’s business and strategic prospects, Pat is the ideal next Chairman of the Board to lead AMG to another chapter of success,” said Mr. Healey. “Given the advancement of my ALS symptoms, it is the right time for AMG’s Board to begin to implement its succession and transition plan for the Chairman role. I am grateful to know that the leadership of AMG, the professional project of my life, will transition to Pat Ryan as Chairman and Jay Horgen as CEO, along with the other Directors and executives of the Company – leaders who are all as committed to AMG’s vision and values as I have always been, and with whom I have had the honor of building an amazing organization over the past 25 years.”

“I am honored to have the opportunity to co-chair AMG’s Board with Sean, whose leadership and vision as CEO positioned the Company to achieve extraordinary success over time, and to work with Jay and the executive team in continuing to evolve the Company for a new stage of growth,” Mr. Ryan said. “AMG’s Board is distinguished by its roster of seasoned, global executives, among whom there is a balance of long-term service to the Company as well as fresh perspectives, and I look forward to working with our Directors to continue to enhance the ownership mindset of management and the Board, and refresh the Board with additional outstanding leaders over time.”

“AMG is fortunate to retain Sean in the Executive Co-Chairman role, given his unparalleled knowledge of AMG’s business, and his invaluable guidance, support, and input through a period of significant organizational change since his ALS diagnosis two years ago,” said Jay C. Horgen, AMG’s President and Chief Executive Officer. “Sean has given me incomparable mentorship across nearly thirty years of working together. Pat’s new role as Co-Chairman recognizes the tremendous leadership he has provided among our Directors for years, and I look forward to working with Pat and the rest of the Board, alongside our outstanding next-generation executive team, to take AMG forward to new heights.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s strategy is to generate long-term value by investing in leading independent active investment managers, through a proven partnership approach, and allocating resources across the Company’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. In addition, AMG provides centralized assistance to its Affiliates on strategy, marketing, distribution, and product development. As of March 31, 2020, AMG’s aggregate assets under management were approximately $600 billion, across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.